                                                                     EXHIBIT 2.1

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                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

In re:                                  )
                                        )
TRI-UNION DEVELOPMENT CORP.,            )               Case No. 00-32498-H4-11
                                        )               Chapter 11
Debtor.                                 )
                                        )
                                        )


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                  DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION
                               Dated: May 9, 2001
                                 Houston, Texas


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                             Joel P. Kay
                             Millie A. Sall
                             Jenny J. Hyun
                             SHEINFELD, MALEY & KAY, P.C.
                             1001 Fannin Street, Suite 3700
                             Houston, TX 77002
                             Telephone: (713) 658-8881
                             Facsimile: (713) 658-9756

                             ATTORNEYS FOR TRI-UNION
                             DEVELOPMENT CORPORATION




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

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE 1
         DEFINITIONS, CONSTRUCTION, AND INTERPRETATION..........................................................P-1
         1.1      Definitions...................................................................................P-1
         1.2      Interpretation................................................................................P-8
         1.3      Application of Definitions and Rules of Construction
                  Contained in the Bankruptcy Code..............................................................P-8
         1.4      Other Terms...................................................................................P-8
         1.5      Integration Clause............................................................................P-8
         1.6      Plan Documents................................................................................P-8

ARTICLE 2
         CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS..........................................................P-9
         2.1      Claims and Equity Interests Classified........................................................P-9
         2.2      Administrative Expenses and Priority Tax Claims...............................................P-9
         2.3      Classification................................................................................P-9
         2.4      Claims and Equity Interests...................................................................P-9
         2.5      Aggregation..................................................................................P-10

ARTICLE 3
         IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS.....................................P-10
         3.1      Impaired Classes of Claims and Equity Interests..............................................P-10
         3.2      Impairment Controversies.....................................................................P-10

ARTICLE 4
         PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN................................P-10
         4.1      Class 1 - Allowed Secured Claim of Credit Lyonnais...........................................P-10
         4.2      Class 2 - Allowed Other Secured Claims.......................................................P-11
         4.3      Class 3 - Allowed M&M Lien Claims............................................................P-12
         4.4      Class 4 - Allowed Priority Non-tax Claims....................................................P-12
         4.5      Class 5 - Allowed General Unsecured Claims...................................................P-12
         4.6      Class 6 - Equity Interests...................................................................P-12

ARTICLE 5
         PROVISIONS FOR TREATMENT OF
         UNCLASSIFIED CLAIMS UNDER THE PLAN....................................................................P-13
         5.1      Treatment of Administrative Claims...........................................................P-13
         5.2      Treatment of Priority Tax Claims.............................................................P-14

ARTICLE 6
         ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION
         BY ONE OR MORE CLASSES OF CLAIMS OR EQUITY INTERESTS..................................................P-14
         6.1      Classes Entitled to Vote.....................................................................P-14
         6.2      Presumed Acceptance of Plan..................................................................P-14

ARTICLE 7
         MEANS FOR IMPLEMENTATION OF THE PLAN..................................................................P-14
         7.1      Funding Mechanism for 100% Payment...........................................................P-14
         7.2      Approval of Funding Mechanism and Related Agreements.........................................P-15
         7.3      Debtor Actions...............................................................................P-15
         7.4      Continued Corporate Existence................................................................P-16
         7.5      Corporate Authority..........................................................................P-16
         7.6      Charter and By-Laws..........................................................................P-16
         7.7      Election of Directors and Officers...........................................................P-16
         7.8      Powers and Duties of the Reorganized Debtor with Respect
                  to Consummation of the Plan..................................................................P-16
         7.9      Assumption of Liabilities....................................................................P-17

ARTICLE 8
         CONDITIONS PRECEDENT..................................................................................P-17
         8.1      Conditions Precedent to Effective Date of the Plan...........................................P-17
         8.2      Waiver of Conditions.........................................................................P-17

ARTICLE 9
         EFFECTS OF PLAN CONFIRMATION..........................................................................P-18
         9.1      Discharge....................................................................................P-18
         9.2      No Discharge of Notes Transaction............................................................P-18
         9.3      Vesting......................................................................................P-19
         9.4      Injunctions..................................................................................P-19
         9.5      Responsible Party Injunction.................................................................P-19
         9.6      Lawsuits.....................................................................................P-19
         9.7      Insurance....................................................................................P-20
         9.8      Setoff and Other Rights......................................................................P-20
         9.9      Release of Committee and Estate Professionals................................................P-20
         9.10     The Committee................................................................................P-21

ARTICLE 10
         RETENTION OF JURISDICTION.............................................................................P-21
         10.1     Scope of Jurisdiction........................................................................P-21
         10.2     Failure of the Bankruptcy Court to Exercise Jurisdiction.....................................P-22

ARTICLE 11
         PROVISIONS GOVERNING DISTRIBUTIONS AND RESOLVING
         CONTESTED AND UNDISPUTED CLAIMS UNDER THE PLAN........................................................P-23
         11.1     Date of Distributions........................................................................P-23
         11.2     Distributions................................................................................P-23
         11.3     Means of Cash Payment........................................................................P-23
         11.4     Delivery of Distributions....................................................................P-23
         11.5     Distributions To Certain Scheduled Claims....................................................P-24
         11.6     Distributions on Account of Undisputed Portions of a Claim...................................P-24
         11.7     Payment of Contested Claim of Credit Lyonnais' Secured Claim.................................P-24
         11.8     Payment of Allowed and Contested Claims in Classes 2 and 3...................................P-24
         11.9     Payment of Contested Claims in Class 5.......................................................P-25
         11.10    Settlement of Disputed Interest When Other Portions of a
                  Claim are Allowed; Mechanism for Resolution..................................................P-27
         11.11    Exculpation Regarding Distributions..........................................................P-27

ARTICLE 12
         PROCEDURES FOR OBJECTIONS TO CLAIMS UNDER THE PLAN....................................................P-28
         12.1     Objection Deadline...........................................................................P-28
         12.2     Prosecution of Objections....................................................................P-28

ARTICLE 13
         PROVISIONS GOVERNING EXECUTORY CONTRACTS
         AND UNEXPIRED LEASES UNDER THE PLAN...................................................................P-28
         13.1     Assumption and Rejection of Certain Executory Contracts
                   and Unexpired Leases........................................................................P-28
         13.2     Bar to Rejection Damages.....................................................................P-28

ARTICLE 14
         MISCELLANEOUS PROVISIONS..............................................................................P-29
         14.1     Payment of Statutory Fees....................................................................P-29
         14.2     Post-Confirmation Date Fees and Expenses of Professionals....................................P-29
         14.3     Bankruptcy Restrictions......................................................................P-29
         14.4     Binding Effect...............................................................................P-29
         14.5     Governing Law................................................................................P-30
         14.6     Modification of Plan.........................................................................P-30
         14.7     Creditor Defaults............................................................................P-30
         14.8     Severability.................................................................................P-30
         14.9     Prepayment...................................................................................P-31
         14.10    Release of Liens.............................................................................P-31
         14.11    Closing the Case.............................................................................P-31

                                  INTRODUCTION

         TRI-UNION DEVELOPMENT CORPORATION, a Texas corporation, the debtor and debtor-in-possession in the above-referenced Chapter 11 Case, proposes the following First Amended Plan of Reorganization pursuant to the provisions of chapter 11 of the Bankruptcy Code. For purposes hereof, any term used in an initially capitalized form in this First Amended Plan of Reorganization shall have the defined meaning ascribed to it in either 11 U.S.C. Section 101 or
ARTICLE 1 hereof unless the context otherwise requires.

         Reference is hereby made to the First Amended Disclosure Statement, as hereinafter defined, of the Debtor, which discusses the history of the Debtor, its business, management, properties, and other assets. YOU ARE URGED TO READ THE DISCLOSURE STATEMENT WITH CARE IN EVALUATING HOW THIS PLAN WILL AFFECT YOUR CLAIM(S).

                                    ARTICLE 1

                  DEFINITIONS, CONSTRUCTION, AND INTERPRETATION

1.1      DEFINITIONS.

         The capitalized terms used herein shall have the respective meanings set forth below:

         (1) "Administrative Claim" shall mean any cost or expense of administration of the Chapter 11 Case incurred on or before the Confirmation Date entitled to priority under 11 U.S.C. Section 507(a)(1) and allowed under 11 U.S.C. Section 503(b), including all allowances of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under the Bankruptcy Code.

         (2) "Allowed," when used with respect to any Claim or a portion thereof shall mean (1) a Claim that is not a Contested Claim; (2) a Claim that has been agreed to by the Claimant and the Debtor or Reorganized Debtor; (3) a Claim that has been approved by Final Order; (4) a Contested Claim as to which an objection was filed by the Objection Deadline but has been approved by Final Order; (5) a Claim timely filed and as to which no objection to its allowance has been filed within the time periods provided in this Plan or by any Final Order; (6) a Claim estimated for purposes of allowance pursuant to 11 U.S.C. Section 502(c); or (7) a Claim expressly allowed in this Plan.

         (3) "Avoidance Actions" means any and all actions which a trustee, debtor in possession or other appropriate party in interest may assert on behalf of the Reorganized Debtor under applicable state statute or Chapter 5 of the Bankruptcy Code under 11 U.S.C. Section 547, 548 and 549.

         (4) "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, as amended, principally codified in title 11 of the United States Code, 11 U.S.C.
Section 101 et seq.



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         (5) "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or such other court having jurisdiction over the Chapter 11 Case.

         (6) "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure promulgated under 28 U.S.C. Section 2075, as amended, and the local rules of the Bankruptcy Court, as applicable to chapter 11 cases, together with all amendments from time to time.

         (7) "Bar Date" shall mean the final date for the filing of proofs of Claim set by the Bankruptcy Court as July 18, 2000, or such other date as may apply to a particular Claim pursuant to a duly-entered order of the Bankruptcy Court.

         (8) "Bowman" shall mean Richard Bowman.

         (9) "Business Day" shall mean any day on which commercial banks are open for business in Houston, Texas.

         (10) "Case Interest Rate" shall mean the Texas judgment rate in effect on the Petition Date (6%), compounded annually on each anniversary of the Petition Date.

         (11) "Cash" shall mean legal tender of the United States of America or Cash equivalents.

         (12) "Chapter 11 Case" shall mean the case commenced under chapter 11 of the Bankruptcy Code by the Debtor on the Petition Date.

         (13) "Claim" shall have the meaning set forth in 11 U.S.C. Section 101.

         (14) "Claimant" means the holder of any Claim or Equity Interest entitled to distributions with respect to such Claim or Equity Interest.

         (15) "Collateral" shall mean any property of the Debtor subject to a valid and enforceable Lien to secure the payment or performance of a Claim.

         (16) "Committee" shall mean the Official Committee of Unsecured Creditors appointed in the Chapter 11 Case.

         (17) "Confirmation Date" shall mean the date on which the Clerk (as defined in Bankruptcy Rule 9001) of the Bankruptcy Court enters the Confirmation Order on its docket.

         (18) "Confirmation Hearing" shall mean the hearing(s) before the Bankruptcy Court pursuant to 11 U.S.C. Section 1128 to consider confirmation of this Plan, as such hearing(s) may be continued, rescheduled or delayed.



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         (19) "Confirmation Order" shall mean the order of the Bankruptcy Court confirming the Plan.

         (20) "Contested" when used with respect to a Claim and except as provided in ARTICLE 11, shall mean a Claim against the Debtor that (1) is listed in the Debtor's Schedules as disputed, contingent or unliquidated regardless of whether a proof of Claim has been filed; (2) is listed in the Debtor's Schedules as undisputed, liquidated and not contingent and as to which a proof of Claim has been filed with the Bankruptcy Court, to the extent the proof of Claim amount exceeds the scheduled amount or is different in priority from the Schedules; (3) is not listed in the Debtor's Schedules, but as to which a proof of Claim has been filed with the Bankruptcy Court; (4) is filed after the Bar Date; or (5) as to which an objection has been filed.

         (21) "Court" shall mean the Bankruptcy Court.

         (22) "Credit Agreement" shall mean the Amended and Restated Credit Agreement between Tri-Union and Credit Lyonnais, dated August 28, 1997, including, without limitation, any promissory notes, loan agreements, deeds of trust, security agreements, financing statements, and other collateral documents.

         (23) "Credit Lyonnais" shall mean Credit Lyonnais, New York Branch.

         (24) "Creditor" shall mean the holder of a Claim.

         (25) "Cure Payment" shall be the monetary payments required pursuant to 11 U.S.C. Section 365(b)(1)(A) to cure defaults under executory contracts or unexpired leases to which the Debtor is a party and which will be assumed pursuant to the Plan.

         (26) "Data Room Process" shall mean the process established pursuant to the Order Granting Motion Authorizing the Creation of a Data Room dated September 12, 2000, whereby the Marketing Agent solicited bids from interested parties to acquire certain designated Debtor-owned oil and gas properties.

         (27) "Debtor" shall mean Tri-Union Development Corporation, a Texas corporation.

         (28) "Debtor Actions" shall mean any and all claims, causes of action, and enforceable rights of the Debtor against third parties including, without limitation, claims of the Debtor for recovery of or based upon or in any manner arising from or related to damages, general or exemplary (or both), or other relief relating to (or based upon) (a) indebtedness owing to the Debtor, (b) fraud, negligence, gross negligence, willful misconduct, or any other tort actions, (c) breaches of contract, (d) violations of federal or state securities laws, (e) violations of applicable corporate laws, (f) breaches of fiduciary or agency duties, (g) disregard of the corporate form or piercing the corporate veil or other liability theories, and (h) any other claim of the Debtor to the extent not



                                      P-3
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specifically compromised or released pursuant to this Plan or an agreement referred to, or incorporated into this Plan.

         (29) "Disallowed," when used with respect to a Claim (or a portion thereof), shall mean a Claim or portion thereof that (i) has been disallowed by a Final Order; (ii) is identified in the Schedules in an amount of zero dollars or as contingent, unliquidated or disputed and as to which a proof of Claim was not filed by the Bar Date; or (iii) is not identified in the Schedules and as to which no proof of Claim has been filed or deemed filed by the Bar Date.

         (30) "Discharge" shall have the meaning set forth in ARTICLE 9.1 of the Plan.

         (31) "Disclosure Statement" shall mean the First Amended Disclosure Statement regarding this Plan, including all annexes, exhibits, and schedules attached thereto and referenced therein (and the exhibits, if any, to any such annexes, exhibits, and schedules), prepared by the Proponent pursuant to 11 U.S.C. Section 1125 and approved by the Court, as such First Amended Disclosure Statement may be amended and modified from time to time.

         (32) "Distribution" shall mean the distribution of Cash or other consideration made to the holders of Allowed Claims.

         (33) "Effective Date" shall mean a Business Day on which the Notes Transaction is closed and funded pursuant to Section 7.1, which Business Day shall be at least 11 days after the entry of the Confirmation Order and within the later of thirty-eight (38) days after the entry of the Confirmation Order or June 11, 2001, and provided that (i) the Confirmation Order is not stayed and
(ii) all conditions to the effectiveness of the Plan have been satisfied or waived as provided in ARTICLE 8 of the Plan.

         (34) "Equity Interest" shall mean the interest represented by an "equity security," as defined in 11 U.S.C. Section 101, including all common stock in the Debtor.

         (35) "Executory Contract" shall mean, collectively, "executory contracts" and "unexpired leases" of the Debtor as of the Petition Date as such terms are used within 11 U.S.C. Section 365.

         (36) "Fee Application" shall mean an application of a Professional under 11 U.S.C. Sections 330 or 503 for allowance of compensation and reimbursement of expenses in the Chapter 11 Case.

         (37) "Fee Claim" shall mean a Claim under 11 U.S.C. Sections 328, 330 or 503 for allowance of compensation and reimbursement of expenses in the Chapter 11 Case.

         (38) "Final Decree" shall mean the final decree entered by the Bankruptcy Court on or after the Effective Date pursuant to Bankruptcy Rule 3022.



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         (39) "Final Order" shall mean (1) an order as to which the time to appeal, petition for certiorari or move for reargument or rehearing, to amend or make additional findings of fact, to alter or amend the judgment, for a new trial or from relief from judgment has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing, to amend or make additional findings of fact, to alter or amend the judgment, for a new trial or from relief from judgment shall then be pending or (2) in the event that an appeal, writ of certiorari or motion for reargument or rehearing, to amend or make additional findings of fact, to alter or amend the judgment, for a new trial or from relief from judgment has been filed and sought, such order shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied or from which a motion for reargument or rehearing, to amend or make additional findings of fact, to alter or amend the judgment, for a new trial or from relief from judgment was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing, to amend or make additional findings of fact, to alter or amend the judgment, for a new trial or from relief from judgment shall have expired; provided, however, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure may be filed with respect to such order unless such motion shall have been filed within ten (10) days of the entry of the order at issue.

         (40) "General Unsecured Claim" shall mean any Claim against a Debtor that is not a Priority Claim, Secured Claim, an Administrative Claim, Disallowed Claim, or Subordinated Claim, including, without limitation, any Claim arising from the rejection of an Executory Contract.

         (41) "Jefferies" shall mean Jefferies & Company, Inc., the exclusive financial advisor to and sole placement agent for the Debtor in connection with the Notes Transaction.

         (42) "Lien" shall mean any charge against, encumbrance upon or other interest in property, the purpose of which is to secure payment of a debt or performance of an obligation.

         (43) "M&M Lien" shall mean any statutory Lien under state law to secure the Claim of a Creditor who furnished materials or who provided services for the Debtor or on the Debtor's property; provided, however, (i) such Creditor has fully and properly complied with applicable state laws to timely perfect such Lien; (2) such Lien is enforceable under the Bankruptcy Code; and (3) the value of the Debtor's Collateral is sufficient to secure the M&M Lien(s) after taking into account any prior, competing or superior Liens. To the extent the value of the Debtor's Collateral is insufficient to secure all or a portion of an M&M Lien(s), all or a portion of said M&M Lien(s) (as the case may be) shall be treated as a Class 5 General Unsecured Claim.

         (44) "M&M Lien Claim" shall mean a Claim secured by a M&M Lien.

         (45) "Marketing Agent" shall mean Randall & Dewey, the party selected by the Debtor, Credit Lyonnais and the Committee to create, manage and operate the Data Room Process.

         (46) "Master Service List" shall mean that service list created pursuant to paragraph 1 of the Initial Order for Complex Chapter 11 Bankruptcy Case entered on March 15, 2000, as updated from time to time.

         (47) "MMS" shall mean the Minerals Management Service.

         (48) "Objection Deadline" shall mean the date by which objections to Claims shall be filed with the Bankruptcy Court and served upon the respective holders of each of the Claims as provided in SECTION 12.1 of the Plan.

         (49) "Other Secured Claim" shall mean any Secured Claim other than an M&M Lien Claim and the Secured Claim asserted by Credit Lyonnais.

         (50) "Person" shall mean and includes natural persons, corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, unincorporated organizations, or other legal entities, irrespective of whether they are governments, agencies or political subdivisions thereof.

         (51) "Petition Date" shall mean March 14, 2000, the date the Debtor filed the petition commencing the Chapter 11 Case.

         (52) "Plan" or "Plan of Reorganization" shall mean this First Amended Plan of Reorganization, either in its present form or as it may hereafter be altered, amended or modified from time to time.

         (53) "Plan Documents" shall mean the documents that aid in effectuating the Plan, including those specifically identified herein or attached as exhibits to the Disclosure Statement, which will be substantially in the respective forms filed by the Debtor with the Bankruptcy Court prior to the conclusion of the Confirmation Hearing or such other date (or dates) determined by the Court save and except for the documents to be executed in connection with the Notes Transaction which may not be filed with the Bankruptcy Court.

         (54) "Priority Claim" shall mean any Claim (other than an Administrative Claim) to the extent entitled to priority in payment under 11 U.S.C. Section 507(a).

         (55) "Priority Non-tax Claim" shall mean any Priority Claim accorded priority in right of payment under 11 U.S.C. Sections 507(a)(3), (4), (5), (6),
(7) or (9).

         (56) "Priority Tax Claim" shall mean a Priority Claim of a governmental unit of the kind specified in 11 U.S.C. Section 507(a)(8). (1)

         (57) "Professional" shall mean a person retained or to be compensated pursuant to 11 U.S.C. Sections 327, 328, 330, 503(b) or 1103.



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         (58) "Proponent" shall mean the Debtor.

         (59) "Reorganized Debtor" shall mean the Debtor, as reorganized, on and after the Effective Date.

         (60) "Representatives" shall mean any officer, director, financial advisor, attorney, law firm, accounting firm, financial advising firm, and other Professional.

         (61) "Schedules" shall mean the Schedules of assets and liabilities and the statements of financial affairs filed by the Debtor as required by 11 U.S.C.
Section 521 and Bankruptcy Rule 1007, as such Schedules and statements have been or may be supplemented or amended.

         (62) "Secured Claim" shall mean a Claim, including interest, fees and charges as determined pursuant to 11 U.S.C. Section 506(b), against the Debtor that is (a) secured in whole or in part as of the Petition Date by a Lien on any of the assets or property of the Debtor, which Lien is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of the value of the assets or property securing any such Claim, or (b) subject to setoff under 11 U.S.C. Section 553, but only to the extent of the amount subject to such setoff. The amount of a Secured Claim shall be reduced by any postpetition payments made to the holder of said Claim during the pendency of the Chapter 11 Case, including adequate protection payments and proceeds generated from the sale of the Debtor's assets, which payments or proceeds shall be applied to reduce the principal amount of the Secured Claim.

         (63) "Subordinated Claim" shall mean any Claim asserted against the Debtor that is determined to be subordinated in right of payment to General Unsecured Claims under 11 U.S.C. Sections 509 and/or 510 under other applicable law, or (2) which would be paid pursuant to 11 U.S.C. Sections 726(a)(2)(c),
(a)(3), (a)(4), or (a)(5).

         (64) "Tax Liens" shall mean any statutory Liens securing Allowed Secured Claims for any tax.

         (65) "Tribo" shall mean Tribo Petroleum Corporation, a Texas corporation, and the sole Equity Interest holder of Tri-Union.

         (66) "Tri-Union" shall mean the Debtor.

         (67) "Utility" shall mean the utilities described in the Debtor's Motion for Approval of Adequate Assurance of Payment to Utilities Pursuant to 11 U.S.C. Section 366 and in the Injunction, SECTION 9.4 of the Plan.

1.2      INTERPRETATION.

         Unless otherwise specified, all section, article and exhibit references in the Plan are to the respective section in, article of or exhibit to the Plan, as the same may be amended, waived or modified from time to time. The headings and table of contents in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan. Words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender. All exhibits and schedules attached to the Plan are incorporated herein by such attachment.

1.3 APPLICATION OF DEFINITIONS AND RULES OF CONSTRUCTION CONTAINED IN THE BANKRUPTCY CODE.

         Words and terms defined in 11 U.S.C. Section 101 shall have the same meaning when used in the Plan, unless a different definition is given in the Plan. The rules of construction contained in 11 U.S.C. Section 102 shall apply to the construction of the Plan.

1.4      OTHER TERMS.

         The words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. A term that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code.

1.5      INTEGRATION CLAUSE.

         This Plan is a complete, whole, and integrated statement of the binding agreement among the Debtor, the Reorganized Debtor, Creditors, Equity Interests and the parties-in-interest affected by the matters contained herein. Parol evidence shall not be admissible in an action regarding this Plan or any of its provisions.

1.6      PLAN DOCUMENTS.

         The Plan Documents are incorporated into and are a part of the Plan as if set forth in full herein.



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

                                    ARTICLE 2

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

2.1      CLAIMS AND EQUITY INTERESTS CLASSIFIED.

         For purposes of organization, voting and all confirmation matters, except as otherwise provided herein, all Claims (except for Administrative Claims and Priority Tax Claims) and all Equity Interests shall be classified as set forth in this ARTICLE 2 of the Plan. Except as provided in ARTICLE 11, this Plan shall only provide Distributions to Allowed Claims.

2.2      ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS.

         As provided in 11 U.S.C. Section 1123(a)(1), Administrative Claims and Priority Tax Claims against the Debtor shall not be classified for purposes of voting or receiving Distributions under the Plan. Rather, all such Claims shall be treated separately as unclassified Claims on the terms set forth in ARTICLE 3 of the Plan.

2.3      CLASSIFICATION.

         SECTION 2.4 hereof sets forth a designation of classes of Claims and Equity Interests. A Claim or Equity Interest is classified in a particular class only to the extent that the Claim or Equity Interest qualifies within the description of the class. If a Claim is acquired or transferred, the Claim shall be placed in the class in which it would have been placed if it were owned by the original holder of such Claim.

         For purposes of this Plan, the Claim of Aquila Energy Marketing Corporation("Aquila") has been classified as a Class 5 General Unsecured Claim. If this Plan is not confirmed by the Court, Aquila does not waive and expressly reserves the right to assert that all or a portion of its Claim is entitled to Administrative Claim treatment. In such an event, the Debtor and parties in interest likewise do not waive and expressly reserve their right to object to the appropriate classification and treatment of the Aquila Claim.

2.4      CLAIMS AND EQUITY INTERESTS.

         The Plan classifies the Claims against and Equity Interests in the Debtor as follows:

         Class 1: Allowed Secured Claim of Credit Lyonnais.

         Class 2: Allowed Other Secured Claims.

         Class 3: Allowed M&M Lien Claims.

         Class 4: Allowed Priority Non-tax Claims.

         Class 5: Allowed General Unsecured Claims.

         Class 6: Allowed Claims of MMS.

         Class 7: Equity Interests.

2.5      AGGREGATION.

         If a Creditor has more than one Claim in the same class, such Claims shall be aggregated and treated as a single Claim. If a Creditor has Claims in different classes, such Claims shall be aggregated only within the same class and not between classes.

                                    ARTICLE 3

                       IDENTIFICATION OF IMPAIRED CLASSES
                         OF CLAIMS AND EQUITY INTERESTS

3.1      IMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS.

         All Classes of Claims and Equity Interests are unimpaired under the Plan.

3.2      IMPAIRMENT CONTROVERSIES.

         If a controversy arises as to whether any Claim or Equity Interest or any class of Claims or class of Equity Interests is impaired under the Plan, the Bankruptcy Court shall, upon notice and a hearing, determine such controversy.

                                    ARTICLE 4

                     PROVISIONS FOR TREATMENT OF CLAIMS AND
                         EQUITY INTERESTS UNDER THE PLAN

         The classes of Claims against and Equity Interests in the Debtor shall be treated under the Plan as follows:

4.1      CLASS 1 - ALLOWED SECURED CLAIM OF CREDIT LYONNAIS.

         (a) 100% Payment: Unless the Reorganized Debtor and Credit Lyonnais agree to a different treatment, the Allowed Secured Claim of Credit Lyonnais will be treated as a fully Secured Claim and will be paid in full in Cash on the Effective Date, including principal, interest to which it is entitled under applicable contracts and/or law through the Effective Date and reasonable fees, costs and expenses through the Effective Date to the extent such are allowable under the applicable contracts or under applicable law.

         (b) No Compromise of Claims. Notwithstanding the payment of the claim of Credit Lyonnais, all Claims held by the Debtor against Credit Lyonnais are not compromised or released by this Plan, including Richard Bowman, Tribo Petroleum Corporation and Tri-Union Development Corporation vs . Credit Lyonnais, New York Branch and Credit Lyonnais Securities (USA), Inc.; Case No. 00-CV-1210; United States District Court for the Southern District of Texas. Such lawsuit, and other claims and causes of action possessed by Debtor against Credit Lyonnais, shall be prosecuted after the Effective Date to the full extent allowed by law at the sole and exclusive discretion of the Reorganized Debtor.

         (c) Release of Liens: The payment of the Allowed Secured Claim of Credit Lyonnais as described in Section 4.1(a) shall act as a release and discharge of any and all Liens held by Credit Lyonnais securing same. In addition, upon payment of the amounts described in Section 4.1(a), Credit Lyonnais shall simultaneously execute and deliver releases of its Lien(s) in accordance with SECTION 14.10 of the Plan.

         (d) Discharge: The Distribution(s) paid to Credit Lyonnais under the Plan on account of its Allowed Secured Claim shall fully satisfy and Discharge the Claims of Credit Lyonnais.

4.2      CLASS 2 - ALLOWED OTHER SECURED CLAIMS.

         (a) 100% Payment: Unless the Reorganized Debtor and the holder of an Allowed Other Secured Claim agree to a different treatment, each holder of an Allowed Other Secured Claim shall receive a Distribution in the amount of such holder's Allowed Other Secured Claim, with interest at the applicable contractual rate through the Effective Date (or such other interest as the Court may order) and reasonable fees, costs and expenses through the Effective Date to the extent such are allowable under contract or applicable law, in one Cash payment on the Effective Date. In the absence of an applicable contract rate, the holder of an Allowed Other Secured Claim shall receive the Case Interest Rate through the Effective Date.

         (b) Release of Liens: The payment of the Allowed Other Secured Claims as described in Section 4.2(a) shall act as a release and discharge of any and all Liens held by Other Secured Claimants securing same. In addition, upon payment of the amounts described in Section 4.2(a), each holder of an Allowed Other Secured Claim shall simultaneously execute and deliver releases of its Lien(s) in accordance with SECTION 14.10 of the Plan.

         (c) Discharge: The Distribution(s) paid to Other Secured Claims under the Plan on account of their Allowed Other Secured Claims shall fully satisfy and Discharge the Claims of Other Secured Claimants.

4.3      CLASS 3 - ALLOWED M&M LIEN CLAIMS.

         (a) 100% Payment: Unless the Reorganized Debtor and the holder of an Allowed M&M Lien Claim agree to a different treatment, the holder of an Allowed M&M Lien Claim shall receive a Distribution in the amount of such holder's Allowed M&M Lien Claim, with interest at the applicable contractual rate through the Effective Date (or such other interest rate as the Court may order) and reasonable fees, costs and expenses through the Effective Date to the extent such are allowable under contract or applicable law, in one Cash payment on the Effective Date. In the absence of an applicable contract rate, the holder of an Allowed M&M Lien Claim shall receive the Case Interest Rate through the Effective Date.

         (b) Release of Liens: The payment of the Allowed M&M Lien Claims as described in Section 4.3(a) shall act as a release and discharge of any and all Liens held by M&M Lien Claimants securing same. In addition, upon payment of the amounts described in Section 4.3(a), each holder of an Allowed M&M Lien Claim shall simultaneously execute and deliver releases of their Lien(s) in accordance with SECTION 14.10 of the Plan.

         (c) Discharge: The Distribution(s) paid to M&M Lien Claims under the Plan on account of their Allowed M&M Lien Claims shall fully satisfy and Discharge the Claims of M&M Lien Claimants.

4.4      CLASS 4 - ALLOWED PRIORITY NON-TAX CLAIMS.

         Each holder of an Allowed Priority Non-tax Claim shall receive a Distribution in the full amount of such holder's Allowed Priority Non-tax Claim, without accrued interest, in one Cash payment on the Effective Date.

4.5      CLASS 5 - ALLOWED GENERAL UNSECURED CLAIMS.

         Each holder of an Allowed General Unsecured Claim shall receive a Distribution in the full amount of such holder's Allowed General Unsecured Claim, with interest from the Petition Date through the Effective Date at the applicable contractual rate (or such other interest rate as the Court may order), payable in one Cash payment on the Effective Date. In the absence of an applicable contract rate, the holder of an Allowed General Unsecured Claim shall receive the Case Interest Rate from the Petition Date through the Effective Date.

4.6      CLASS 6 - ALLOWED CLAIMS OF MMS.

         The Debtor and MMS have reached an agreement with respect to the treatment of the MMS Claim. See Receipt, Release and Settlement Agreement (the "Settlement"), attached as an Exhibit to the Disclosure Statement. The Settlement shall be approved as part of the Confirmation Order and the Settlement's effective date shall coincide with the Plan's Effective Date. The Debtor and the MMS shall execute the Settlement by the Plan's Effective Date.

4.7      CLASS 7 - EQUITY INTERESTS.

         All Equity Interests shall be retained as of the Effective Date. Holders of Equity Interests shall not receive Distributions under the Plan unless and until the Reorganized Debtor pays or causes to be paid all Allowed Claims in full.

                                    ARTICLE 5

                           PROVISIONS FOR TREATMENT OF
                       UNCLASSIFIED CLAIMS UNDER THE PLAN

5.1      TREATMENT OF ADMINISTRATIVE CLAIMS.

         All Administrative Claims against the Debtor shall be treated as follows:

                  (a) Time for Filing Administrative Claims. The holder of an Administrative Claim, other than (a) a Fee Claim, (b) a claim for 2000 ad valorem property taxes, or (c) a liability incurred and payable in the ordinary course of business by the Debtor after the Petition Date, must file with the Bankruptcy Court and serve on the Debtor, the Committee and their counsel notice of such Administrative Claim prior to the commencement of the Confirmation Hearing. Such notice must include at a minimum: (a) the name of the holder of the Claim; (b) the amount of the Claim; and (c) the basis of the Claim. Failure to file and serve this notice timely and properly shall result in the Administrative Claim being forever barred and Discharged.

                  (b) Time for Filing Fee Claims. Each Professional or other entity that holds or asserts an Administrative Claim that is a Fee Claim incurred before the Effective Date shall file with the Bankruptcy Court, and serve on all parties required to receive notice, a Fee Application within such time as the Court may order. The failure to file the Fee Application timely shall result in the Fee Claim being forever barred and Discharged. To the extent necessary, entry of the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court regarding procedures for the payment of Fee Claims.

                  (c) Allowance of Administrative Claims. An Administrative Claim with respect to which notice has been properly filed pursuant to
         SECTION 5.1(a) of the Plan shall become an Allowed Administrative Claim only to the extent allowed by Final Order. An Administrative Claim that is a Fee Claim, and with respect to which a Fee Application has been properly filed pursuant to SECTION 5.1(b) of the Plan, shall become an Allowed Administrative Claim only to the extent allowed by Final Order.

                  (d) Payment of Allowed Administrative Claims. Each holder of an Allowed Administrative Claim against the Debtor shall receive on the Effective Date (a) the amount of such holder's Allowed Claim in one Cash payment or (b) such other treatment as may be agreed upon in writing by the Reorganized Debtor and such holder; provided, however, that an Administrative Claim representing a liability incurred in the ordinary course of business of the Debtor may be paid in the ordinary course of business by the Debtor; and provided further that the payment of an Allowed Administrative Claim which is a Cure Payment shall be paid in six equal monthly installments, due on the tenth day of the month, with the first such installment being due and payable on the first tenth day of the month to occur after the latter of the Effective Date or the date of allowance of such Claim by Final Order.

5.2      TREATMENT OF PRIORITY TAX CLAIMS.

         Each holder of an Allowed Priority Tax Claim shall receive a Distribution in the full amount of such holder's Allowed Priority Tax Claim, without accrued interest, in one Cash payment on the Effective Date.

                                    ARTICLE 6

                      ACCEPTANCE OR REJECTION OF THE PLAN;
                       EFFECT OF REJECTION BY ONE OR MORE
                      CLASSES OF CLAIMS OR EQUITY INTERESTS

6.1      CLASSES ENTITLED TO VOTE.

         Classes 1 through 7 are unimpaired, therefore, are not entitled to vote to accept or reject the Plan.

6.2      PRESUMED ACCEPTANCE OF PLAN.

         All classes of Claims and Equity Interests under the Plan are unimpaired, therefore, are presumed conclusively to have accepted the Plan pursuant to 11 U.S.C. Section 1126(f).

                                    ARTICLE 7

                      MEANS FOR IMPLEMENTATION OF THE PLAN

7.1      FUNDING MECHANISM FOR 100% PAYMENT.

         (a) Senior Secured Notes Offering: The Reorganized Debtor shall raise new financing by the closing and issuance of a $130 million senior secured notes (the "Secured Notes") offering by the Reorganized Debtor (the "Notes Transaction"), within the later of thirty-eight (38) days after the entry of the Confirmation Order or June 11, 2001 (the "Transaction Deadline"). The Secured Notes issued by the Reorganized Debtor under the Notes Transaction shall be legal, valid and binding obligations of the Reorganized Debtor and shall be secured by a first priority and perfected

Lien on substantially all of the Reorganized Debtor's property. The funds generated from the Notes Transaction shall be used to pay all Allowed Claims in full on the Effective Date and shall serve as new financing for the Reorganized Debtor. Conditions precedent to the closing and funding of the Notes Transactions shall include, without limitation, (a) entry of the Confirmation Order by the Bankruptcy Court, (b) the Confirmation Order shall have become a Final Order, and (c) the release of all Liens held by holders of Secured Claims and M&M Lien Claims on the Effective Date (save and except for any permitted liens allowed under the Notes Transaction documents) as required in SECTION
14.10 of the Plan. If the Notes Transaction does not close and fund on or before the Transaction Deadline, then the Effective Date shall not have occurred, this Plan shall cease to be effective, and in that event, the Confirmation Order shall cease to be effective, shall terminate and automatically be set aside (without further motion), the same as if it had not been entered. Notwithstanding the foregoing, it shall not be an event of default of the Plan if the Notes Transaction closes in an amount less than $130 million provided that it closes in amount of funds net to the Reorganized Debtor so that the Reorganized Debtor is able to fully pay all amounts due and owing on the Effective Date, together with all Administrative Claims estimated to be filed.

         (b) Commitment to Sell Certain Oil and Gas Properties: In the event that an acceptable purchase and sale agreement can be negotiated, the Debtor shall sell the oil and gas properties designated by the Marketing Agent as the "California Package" to the party who submitted the highest bid pursuant to the Data Room Process. The closing of such sale may occur prior to the Confirmation Date. The Debtor may also sell other oil and gas properties to parties who submitted bids pursuant to the Data Room Process or may establish other procedures for the sale of some or all of its remaining oil and gas properties. The Debtor anticipates selling its interest in Ship Shoal 58 to an interested party prior to the Effective Date pursuant to a motion under section 363 of the Bankruptcy Code.

         (c) Cash on Hand: On the Effective Date, the Reorganized Debtor shall contribute all or a portion of its cash on hand to fund the Plan.

7.2      APPROVAL OF FUNDING MECHANISM AND RELATED AGREEMENTS.

         The Plan shall be considered a motion, pursuant to 11 U.S.C. Section 363 and any other applicable provision of the Bankruptcy Code to approve the funding mechanism and agreements referenced herein and attached as exhibits to the Disclosure Statement.

7.3      DEBTOR ACTIONS.

         The Reorganized Debtor shall be appointed the representative of the estate for purposes of prosecuting any and all Avoidance Actions and Debtor Actions. Because this is a 100% payment plan, the Reorganized Debtor shall not prosecute Avoidance Actions under Chapter 5 of the Bankruptcy Code. The Reorganized Debtor, its board of directors, officers, attorneys and other professional advisors shall have no liability for pursuing or not pursuing any such Avoidance Actions and Debtor Actions vested in the Reorganized Debtor pursuant to this Plan.

7.4      CONTINUED CORPORATE EXISTENCE.

         The Reorganized Debtor shall continue in existence as of the Effective Date of the Plan, in accordance with Texas law and pursuant to the charter and by-laws in effect prior to the Effective Date, except to the extent such charters and by-laws are amended as required by the Plan.

7.5      CORPORATE AUTHORITY.

         All actions and transactions contemplated under the Plan, including, but not limited to, the issuance of debt instruments, promissory notes and related securitization documents, and stock, shall be authorized upon confirmation of the Plan without the need of further board or stockholder resolutions, approval, notice or meetings, other than the notice provided by serving notice of this Plan on all known creditors of the Debtor, all holders of Equity Interests as of the Confirmation Date, and all current directors of the Debtor. The Confirmation Order shall include provisions dispensing with the need of further board or stockholder resolutions, approval, notice or meetings and authorizing and directing the President and Secretary of the Debtor and the Reorganized Debtor to execute such documents necessary to effectuate the Plan, which documents shall be binding on the Debtor, the Reorganized Debtor, the Creditors and holders of Equity Interests.

7.6      CHARTER AND BY-LAWS.

         The charter and by-laws of the Debtor, which will become the charter and by-laws of the Reorganized Debtor shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code.

7.7      ELECTION OF DIRECTORS AND OFFICERS.

         The directors and officers of the Debtor holding such positions on the Confirmation Date shall serve as the initial directors and officers of the Reorganized Debtor from the Effective Date until the initial shareholders' meeting and the subsequent initial directors' meeting. The tenure and manner of selection of the directors and officers of the Reorganized Debtor shall be as provided in the charter and by-laws of the Debtor, as may be amended hereby to accommodate the transactions contemplated under the Plan.

7.8 POWERS AND DUTIES OF THE REORGANIZED DEBTOR WITH RESPECT TO CONSUMMATION OF THE PLAN.

         The Reorganized Debtor (and, to the extent necessary, the Debtor) shall be empowered to: (a) take all steps and execute all instruments and documents necessary to effectuate the Plan including, but not limited to, all instruments and documents necessary to effectuate the Notes Transaction; (b) make Distributions contemplated by the Plan; (c) comply with the Plan and the obligations thereunder; (d) employ, retain or replace Professionals to represent it with respect to its responsibilities; and (e) exercise such other powers as may be vested in the Reorganized Debtor pursuant to order of the Court or pursuant to the Plan or as the Reorganized Debtor deems to be necessary and proper to carry out the provisions of the Plan. The Reorganized Debtor shall have the duties of carrying out the provisions of the Plan, which shall include taking or not taking any action that the Reorganized Debtor deems to be in furtherance of the Plan.

7.9      ASSUMPTION OF LIABILITIES.

         The liability for and obligations under the Plan shall be assumed by and become the sole obligations of the Reorganized Debtor.

                                    ARTICLE 8

                              CONDITIONS PRECEDENT

8.1      CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE PLAN.

         The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

                  (a) The Confirmation Order shall have become a Final Order;

                  (b) All conditions to the Notes Transaction have been satisfied or waived such that the Notes Transaction closes and funds on or before the Transaction Deadline; and

                  (c) All documents effectuating the Plan shall have been executed and delivered by the parties thereto, and all conditions to the effectiveness of such documents shall have been satisfied or waived as provided therein.

8.2      WAIVER OF CONDITIONS.

         Other than the conditions precedent (a) that the Confirmation Order shall have become a Final Order and (b) that the Notes Transaction closes and funds on or before the Transaction Deadline, which conditions precedent shall not be waived, the conditions to the Effective Date may be waived, in whole or in part, by the Reorganized Debtor, at any time, without notice, an order of the Bankruptcy Court or any further action other than proceeding to consummation of the Plan. The failure to satisfy or waive any condition may be asserted by the Reorganized Debtor regardless of the circumstances giving rise to the failure. The failure of the Reorganized Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each right shall be deemed an ongoing right that may be asserted at any time.

                                    ARTICLE 9

                          EFFECTS OF PLAN CONFIRMATION

9.1      DISCHARGE.

         Except as otherwise provided in the Plan or in the Confirmation Order, on the Effective Date, the rights afforded in the Plan and the payments and Distributions to be made hereunder shall Discharge all debts and Claims of any kind, nature or description whatsoever that arose before the Confirmation Date against the Debtor or any of its assets or properties to the fullest extent permitted by 11 U.S.C. Section 1141; upon the Effective Date, all existing Claims against the Debtor that arose before the Confirmation Date shall be, and shall be deemed to be, Discharged; and all holders of Claims shall be precluded from asserting against the Debtor or the Reorganized Debtor, or any of their assets or properties, any other or further Claim based upon any act or omission, transaction or other activity of any kind or nature that occurred or arose before the Confirmation Date, whether or not such holder filed a proof of Claim. Confirmation (subject to the occurrence of the Effective Date) of the Plan and the obligations imposed on the Debtor therein shall be in complete satisfaction, Discharge and release of all Claims of any nature whatsoever that arose before the Confirmation Date against the Debtor or any of the assets or properties of the Debtor or the Reorganized Debtor; and, upon the Effective Date, the Debtor shall be deemed Discharged and released from any and all Claims that arose before the Confirmation Date, and all debts of the kind specified in 11 U.S.C. Sections 502(g), 502(h) or 502(i) that arose before the Confirmation Date, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under 11 U.S.C. Section 501; (b) a Claim based upon such debt is allowed under 11 U.S.C. Section 502; or (c) the holder of a Claim based upon such debt has accepted the Plan. Except as provided herein or in the Confirmation Order, the Confirmation Order shall be a judicial determination of Discharge of all liabilities of the Debtor that arose before the Confirmation Date. As provided in 11 U.S.C. Section 524, such Discharge shall void any judgment against the Debtor or the Reorganized Debtor at any time obtained to the extent it relates to a Claim Discharged and operates as an injunction against the prosecution of any action against the Debtor or the Reorganized Debtor, or the property of any of them, to the extent it relates to a Claim Discharged.

9.2      NO DISCHARGE OF NOTES TRANSACTION.

         Notwithstanding anything in this Plan or the Confirmation Order to the contrary, all obligations or indebtedness of the Debtor and/or the Reorganized Debtor incurred in connection with the Notes Transaction, including but not limited to, any obligations or indebtedness arising under (a) the Secured Notes;
(b) the purchase agreement to be entered into among the Debtor, Tri-Union Operating Company, Tribo and Jefferies; (c) the engagement letter dated March 23, 2001 between the Debtor and Jefferies; and (d) all other indentures, security or collateral documents executed in connection with the Notes Transaction and any Liens granted in connection therewith shall be the obligations and indebtedness of the Reorganized Debtor and shall survive, remain operative, legally binding and in full force and effect and shall not be subject to (x) any discharge of the Debtor under

11 U.S.C. Section 1141, (y) the Discharge, injunction or release provisions of this Plan or the Confirmation Order, or (z) the provisions of 11 U.S.C. Section 524.

9.3      VESTING.

         Except as otherwise provided in the Plan or in the Confirmation Order, on the Effective Date, the Reorganized Debtor shall be vested with all of the property of the estate free and clear of all Claims, Liens, encumbrances, charges and other interests of Creditors and Equity Interests that arose prior to the Confirmation Date and shall thereafter hold, use, dispose or otherwise deal with such property and operate its business free of any restrictions imposed by the Bankruptcy Code or by the Court. Such vested property shall include, but is not limited to, Avoidance Actions and Debtor Actions, whether known or unknown, asserted or unasserted, at law or equity, and whether arising pursuant to the Bankruptcy Code or other applicable law.

9.4      INJUNCTIONS.

         The Confirmation Order shall contain such injunctions as may be necessary to effectuate the Discharge of the Debtor provided herein. Without limiting the generality of the foregoing, such injunction shall include an absolute prohibition from collecting Claims that arose prior to the Confirmation Date in any manner other than as provided for in the Plan. The injunction shall also prohibit any Utility from seeking or obtaining a security deposit, altering usual billing practices or otherwise refusing or discontinuing services for a period of 18 months after the Effective Date; provided, however, that a Utility will no longer be subject to such injunction in the event that the Reorganized Debtor fails to pay all post-confirmation utility bills no later than 20 days after such bills are due.

9.5      RESPONSIBLE PARTY INJUNCTION.

         The Confirmation Order shall constitute and provide for an injunction by the Bankruptcy Court as of the Effective Date against any holder of a Priority Tax Claim or holder of any other tax Claim that arose prior to the Confirmation Date from commencing or continuing any action or proceeding against any responsible person or officer or director of the Debtor that otherwise would be liable to such holder for payment of a Priority Tax Claim or any other tax Claim so long as the Reorganized Debtor is not in default of the payment terms of such Priority Tax or any other tax Claim. All amounts paid by the Reorganized Debtor on account of any Allowed Claim held by a governmental entity shall be applied first to any "trust fund" amounts owing, then to any other balances due.

9.6      LAWSUITS.

         On the Effective Date, all lawsuits, litigations, administrative actions or other proceedings, judicial or administrative, in connection with the assertion of a Claim against the Debtor that arose prior to the Confirmation Date, shall be dismissed as to the Debtor and the Reorganized Debtor, except proof of Claims and/or objections thereto pending in the Bankruptcy Court. Such dismissal shall be with prejudice to the assertion of such Claim in any manner other than as prescribed by the Plan. All parties to any such action shall be enjoined by the Bankruptcy Court in the Confirmation Order from taking any action to impede the immediate and unconditional dismissal of such actions. All lawsuits, litigations, administrative actions or other proceedings, judicial or administrative, in connection with the assertion of a claim(s) by the Debtor against a Person shall not be dismissed only with respect to the claim(s) asserted by the Debtor, and shall become property of the Reorganized Debtor to prosecute, settle or dismiss as the Reorganized Debtor may determine.

9.7      INSURANCE.

         Confirmation and consummation of the Plan shall have no effect on insurance policies of the Debtor in which the Debtor is or was the insured party; the Reorganized Debtor shall become the insured party under any such policies. Each insurance company is prohibited from, and the Confirmation Order shall constitute an injunction against, denying, refusing, altering or delaying coverage on any basis regarding or related to the Debtor's bankruptcy, the Plan or any provision within the Plan.

9.8      SETOFF AND OTHER RIGHTS.

         In the event that the Debtor has a claim of any nature whatsoever against the holder of a Claim, the Debtor or Reorganized Debtor may, but is not required to, setoff against such Claim (and any payments or other Distributions to be made in respect of such Claim hereunder), subject to the provisions of 11 U.S.C. Section 553. Neither the failure to setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtor or Reorganized Debtor of any Claim that the Debtor or Reorganized Debtor has against the holder of a Claim.

9.9      RELEASE OF COMMITTEE AND ESTATE PROFESSIONALS.

         Neither the Debtor, the Committee, the Debtor Representatives, or the Committee Representatives shall have or incur any liability to any holder of a Claim or Equity Interest that arose before the Confirmation Date for any act, event or omission in connection with, or arising out of, the Chapter 11 Case, the confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence; provided, however, nothing set forth in this Plan or in the Confirmation Order shall limit or reduce the scope of any indemnity or release granted in favor of Jefferies or any Jefferies Representatives in connection with the Notes Transaction. Each Representative of the Debtor and each Representative of the Committee which served in such capacity from and after the Petition Date shall be released from all claims; demands or suit; known or unknown; fixed or contingent; liquidated or unliquidated; whether or not asserted; arising prior to, upon, or after the Petition Date; which may held or asserted by the Debtor, Reorganized Debtor, any Creditor, and current or former holder of an Equity Interest as of the Effective Date.

         Notwithstanding anything to the contrary contained in this Plan, each of the Debtor, the Committee, the Debtor Representatives, the Committee Representatives, Jefferies and the Jefferies Representatives shall be entitled to the full protections of 11 U.S.C. Section 1125(e), including all such protections as they relate to the offer, issuance, sale or purchase of the Secured Notes under the Notes Transaction.

9.10     THE COMMITTEE.

         The Committee shall continue in existence after the Effective Date for the following limited purposes: (a) to participate in matters related to implementation of the Escrow Account until the appointment of the Disbursing Agent set forth in SECTION 11.9 ; (b) to review, prepare and prosecute Fee Applications for a period not to exceed 180 days after the Effective Date; provided, however, that the Committee may participate in any other proceeding occurring after the Effective Date upon appropriate application to and approval of the Bankruptcy Court.

                                   ARTICLE 10

                            RETENTION OF JURISDICTION

10.1     SCOPE OF JURISDICTION.

         Pursuant to 28 U.S.C. Sections 1334 and 157, the Bankruptcy Court shall retain and have jurisdiction over all matters arising in, arising under and related to the Chapter 11 Case and the Plan pursuant to, and for the purposes of 11 U.S.C. Sections 105(a) and 1142 and for, among other things, the following purposes:

                  a. To hear and determine pending applications for the assumption or rejection of Executory Contracts and the allowance of Claims resulting therefrom;

                  b. To hear and determine any and all adversary proceedings, applications and contested matters, including any remands of appeals;

                  c. To ensure that Distributions to holders of Allowed Claims are accomplished as provided herein;

                  d. To hear and determine any timely objections to or applications concerning Claims or the allowance, classification, priority, estimation or payment of any Claim or Equity Interest;

                  e. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated;

                  f. To enter and implement such orders as may be necessary or appropriate to execute, interpret, implement, consummate or enforce the Plan and the transactions contemplated hereunder;

                  g. To consider any modification of the Plan pursuant to 11 U.S.C. Section 1127, to cure any defect or omission or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                  h. To hear and determine all Fee Applications and Fee Claims;

                  i. To hear and determine disputes arising in connection with the execution, interpretation, implementation, consummation or enforcement of the Plan;

                  j. To enter and implement orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with the consummation or implementation of the Plan, including, without limitation, to issue, administer and enforce injunctions provided for in the Plan and the Confirmation Order;

                  k. To recover all assets of the Debtor and property of the estates, wherever located;

                  l. To hear and determine matters concerning state, local and federal taxes in accordance with 11 U.S.C. Sections 346, 505 and 1146;

                  m. To hear and determine any other matter not inconsistent with the Bankruptcy Code and title 28 of the United States Code that may arise in connection with or related to the Plan; and

                  n. To enter a Final Decree closing the Chapter 11 Case.

10.2     FAILURE OF THE BANKRUPTCY COURT TO EXERCISE JURISDICTION.

         If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under or related to the Chapter 11 Case, including the matters set forth in SECTION 10.1 of the Plan, this ARTICLE 10 shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

                                   ARTICLE 11

                     PROVISIONS GOVERNING RESOLUTION OF AND
                DISTRIBUTIONS ON ACCOUNT OF CLAIMS UNDER THE PLAN


11.1     DATE OF DISTRIBUTIONS.

         Any Distributions and deliveries to be made under the Plan shall be made on the Effective Date, except as otherwise provided for herein, or as the Bankruptcy Court may order. Notwithstanding the foregoing, no Distribution shall be made with respect to royalties due to de minimus amounts pursuant to applicable law.

11.2     DISTRIBUTIONS.

         The Reorganized Debtor shall fund the Distributions required under the Plan.

11.3     MEANS OF CASH PAYMENT.

         Cash payments made pursuant to the Plan shall be in U.S. funds, by check drawn on a domestic bank, or, at Reorganized Debtor's option, by wire transfer from a domestic bank, except that payments made to foreign creditors holding Allowed Claims may be in such funds and by such means as are customary or as may be necessary in a particular foreign jurisdiction.

11.4     DELIVERY OF DISTRIBUTIONS.

         Subject to Bankruptcy Rule 9010, Distributions to holders of Allowed Claims shall be made at the address of each such holder as set forth on the proofs of Claim or proofs of Equity Interest filed by such holders (or at the last known addresses of such a holder if no proof of Claim or proof of Equity Interest is filed or if the Debtor has been notified in writing of a change of address), except as provided below. If any holder's Distribution is returned as undeliverable, no further Distributions to such holder shall be made unless and until the Reorganized Debtor is notified of such holder's then current address, at which time all Distributions not previously made shall be made to such holder without interest. Amounts in respect of undeliverable Distributions shall be returned to the Reorganized Debtor until such Distributions are claimed. All claims for undeliverable Distributions shall be made on or before the second anniversary of the Effective Date. After such date, all unclaimed property shall revert to the Reorganized Debtor or any successor thereto, and the Claim of any holder with respect to such property shall be discharged and forever barred.

11.5     DISTRIBUTIONS TO CERTAIN SCHEDULED CLAIMS.

         Except as provided in Section 11.8, to the extent a Claim has not been designated by the Debtor as disputed, contingent and unliquidated in the Schedules filed on March 26, 2001 (the "March Schedules"), such Claims shall become Allowed Claims as to the amount reflected in the March Schedules. The Reorganized Debtor shall be entitled to file a subsequent objection to such Allowed Claim if the holder of said Claim requests allowance of or files a proof of Claim in an amount different than the one reflected in the March Schedules but only with respect to the incremental amount.

11.6     DISTRIBUTIONS ON ACCOUNT OF UNDISPUTED PORTIONS OF A CLAIM.

         Except as provided in Section 11.8, to the extent the Debtor or the Reorganized Debtor does not file an objection to the entire amount of a Claim, said portion of the Claim shall become Allowed and paid on the Effective Date.

11.7     PAYMENT OF CONTESTED CLAIM OF CREDIT LYONNAIS' SECURED CLAIM.

         In the event a portion of Credit Lyonnais' Secured Claim is a Contested Claim as of the Effective Date, the Reorganized Debtor shall pay the amount of said Contested Claim on the Effective Date with a reservation of rights as stated herein. The Reorganized Debtor shall have the right to object to the Contested Claim after the Effective Date and Credit Lyonnais shall be required to refund any excess amounts previously paid by the Reorganized Debtor within 15 days from the entry of a Final Order adjudicating said matter, with interest at the appropriate legal rate.

11.8     PAYMENT OF ALLOWED AND CONTESTED CLAIMS IN CLASSES 2 AND 3.

         (a) Funding. On the Effective Date of the Plan, the Reorganized Debtor shall transfer sufficient Cash from its operating account to fund all Claims in Class 3, whether Allowed or Contested. The initial funding required shall consist of (i) the amount of the Allowed Claims in Classes 2 and 3 and, with respect to Contested Claims in Class 3, the lesser of the (i) amount agreed by the Reorganized Debtor and the holder of a Contested Claim; (ii) the face amount reflected in the proof of Claim filed by the holder of a Contested Claim on or before April 1, 2001; or (iii) the estimated amount allowed pursuant to Court order (the "Initial Escrow Funding"). To the extent estimation is requested by the Reorganized Debtor or the holder of a Contested Claim, said estimation proceeding shall conclude no later than three (3) days prior to the Effective Date. The Reorganized Debtor shall be required to provide additional Cash in the event that the Initial Escrow Funding is not sufficient to cover the ultimate Allowance of Contested Claims.

         With respect to Contested Claims in Class 2, the Reorganized Debtor shall transfer a maximum of $1,352,112.00 in Cash as part of the Initial Escrow Funding. The Reorganized Debtor and/or the holder of a Contested Claim in Class 2 shall have the right to request an upward or downward adjustment to the Initial Escrow Funding upon notice and a hearing.

         (b) The Lien Escrow Account. The Initial Escrow Funding (and any subsequent funding required by the Reorganized Debtor) shall be deposited into a separate interest bearing account, which account shall be under the sole custody and control of a lien agent selected by the Reorganized Debtor (the "Lien Agent"). The Reorganized Debtor and the Lien Agent shall mutually agree on an appropriate financial institution for the Escrow Account. (the "Lien Escrow Account"). Any Liens, Claims and encumbrances asserted by the holders of Claims in Classes 2 and 3 on the Confirmation Date shall attach to the Lien Escrow Account. The Reorganized Debtor's entitlement to the return of any residual amounts of the Lien Escrow Account may also be subject to any interest or Lien that the Reorganized Debtor may be entitled to convey to a third party for any portion of excess and/or unused funds in the Lien Escrow Account.

         (c) Duties of Lien Agent. The duties of the Lien Agent shall be to: (i) open the Lien Escrow Account; (ii) disburse funds to an Allowed Claim as soon as the holder of such Claim tenders a release of its Lien(s) to the Lien Agent, which release shall be in a form satisfactory to the Reorganized Debtor; (iii) disburse funds to a Contested Claim and/or the Reorganized Debtor promptly after said Contested Claim becomes an Allowed Claim and the holder of said Claim tenders the release described in (ii) above; (iv) provide copies of banks statements to the Reorganized Debtor, if requested; (v) provide the Reorganized Debtor with an accounting of sources and uses of Cash every six months, said initial six month period to begin on the date the Lien Escrow Account is opened; and (vi) request additional funding from the Reorganized Debtor, if necessary.

         (d) Compensation: The Reorganized Debtor and the Lien Agent shall agree to a satisfactory compensation. The Reorganized Debtor shall pay for the reasonable fees and expenses incurred by the Lien Agent in carrying the duties described herein.

         (e) Distribution After Allowance. Distributions to each holder of a Contested Claim, to the extent that such Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the class of Claims to which the respective holder belongs. With respect to any Claim that is a Contested Claim, as soon as practicable after such Contested Claim becomes an Allowed Claim and the release of Lien(s) is tendered, the Lien Agent shall distribute to the holder of such Claim the amount of the Allowed Claim. To the extent a Contested Claim is Allowed in an amount that is less than the reserved amount for said Claim, the Lien Agent shall distribute the difference to the Reorganized Debtor, if the Reorganized Debtor so requests, on the same date that said Allowed Claim is receiving its Distribution from the Lien Escrow Account.

         (f) Accrual of Interest Pending Allowance of Contested Claim. Contested Claims in Classes 2 and 3 shall accrue interest at the rate specified in the Lien Escrow Account until said Claims become Allowed Claims.

11.9     PAYMENT OF CONTESTED CLAIMS IN CLASS 5.

         (a) Funding. On the Effective Date of the Plan, the Reorganized Debtor shall transfer sufficient Cash from its operating account to fund a reserve for the treatment of Contested Claims in Class 5, except as to Claims in 11.9(g). The initial funding required shall consist of the lesser of the (i) amount agreed by the Reorganized Debtor and the holder of a Contested Claim; (ii) the face amount reflected in the proof of Claim filed by the holder of a Contested Claim on or before April 1, 2001; or
(iii) the estimated amount allowed pursuant to Court order (the "Initial Class 5 Funding"). To the extent estimation is requested by the Reorganized Debtor or the holder of a Contested Claim in Class 5, said estimation proceeding shall conclude no later than three (3) days prior to the Effective Date. The amount reserved for each Class 5 Contested Claim shall not be subject to change and shall remain on deposit in the Escrow Account until a Final Order is entered adjudicating the Allowed Amount of the Contested Claim. The Reorganized Debtor shall be required to provide additional Cash in the event that the Initial Class 5 Funding is not sufficient to cover the ultimate Allowance of Contested Claims.

         (b) Escrow Account. The Initial Class 5 Funding (and any subsequent funding required by the Reorganized Debtor) shall be deposited into a separate interest bearing account (the "Escrow Account"), which account shall be free of any Liens, Claims and encumbrances (other than the Claims asserted by the holders of Contested Claims in Class 5 and any interest or Lien that the Reorganized Debtor may be entitled to convey to a third party for any portion of excess and/or unused funds in the Escrow Account) and shall be under the sole custody and control of a disbursing agent selected by the Reorganized Debtor and the Committee (the "Disbursing Agent"). The Reorganized Debtor and the Disbursing Agent shall mutually agree on an appropriate financial institution for the Escrow Account.

         (c) Duties of Disbursing Agent. The duties of the Disbursing Agent shall be to: (i) open the Escrow Account; (ii) disburse funds to Contested Claims and/or the Reorganized Debtor promptly after a Contested Claim becomes an Allowed Claim; (iii) provide copies of banks statements to the Reorganized Debtor, if requested; (iv) provide the Reorganized Debtor with an accounting of sources and uses of Cash every six months, said initial six month period to begin on the date the Escrow Account is opened; and (v) request additional funding from the Reorganized Debtor, if necessary.

         (d) Compensation: The Reorganized Debtor and the Disbursing Agent shall agree to a satisfactory compensation. The Reorganized Debtor shall pay for the reasonable fees and expenses incurred by the Disbursing Agent in carrying the duties described herein.

         (e) Distribution After Allowance. Distributions to each holder of a Contested Claim, to the extent that such Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the class of Claims to which the respective holder belongs. With respect to any Claim that is a Contested Claim, as soon as practicable after such Contested Claim becomes an Allowed Claim, the Disbursing Agent shall distribute to the holder of such Claim the amount of the Allowed Claim. To the extent a Contested Claim is Allowed in an amount that is less than the reserved amount for said Claim, the Disbursing Agent shall distribute the difference to the Reorganized Debtor, if the Reorganized Debtor so requests, on the same date that said Allowed Claim is receiving its Distribution from the Escrow Account.

         (f) No Escrow for Disputed Interest and/or Other Costs. Unless otherwise agreed and as provided in the Confirmation Order, the Reorganized Debtor shall not be required to escrow funds for disputed interest and/or fees, costs and expenses which may be a part of a Contested Claim in Class 5. Notwithstanding the foregoing, the Reorganized Debtor's obligation to pay the contractual or other applicable rate or other costs shall not be impaired.

         (g) No Escrow for Executory Contract Rejection Damages. Unless otherwise agreed and as provided in the Confirmation Order, the Reorganized Debtor shall not be required to escrow funds for any Claims referenced in
ARTICLE 13.2.

         (h) Accrual of Interest Pending Allowance of Contested Claim. Contested Claims in Class 5 shall accrue interest at the rate specified in the Escrow Account until said Claims become Allowed Claims.

11.10 SETTLEMENT OF DISPUTED INTEREST WHEN OTHER PORTIONS OF A CLAIM ARE ALLOWED; MECHANISM FOR RESOLUTION.

         Except as provided in Section 11.8, where other portions of a Claim are Allowed such that the only issue of a Contested Claim is the applicable rate of interest, the holder of such Contested Claim shall have the option to settle with the Reorganized Debtor on account of the disputed interest. Any holder of a Claim with such disputed interest which voluntarily reduces its contract rate of interest to 8% prior to the Effective Date shall be treated as an Allowed Claim and paid on the Effective Date. In the event such disputed interest is not resolved prior to the Effective Date, after notice and a hearing, the Reorganized Debtor shall establish an expedited procedure for the resolution of disputed interest, which procedure, subject to the Court's calendar, shall be in place no later than 45 days after the Effective Date. Notwithstanding the foregoing (except to Claims affected by SECTION 11.8), the undisputed portion of a Claim will be paid as an Allowed Claim on the Effective Date.

11.11    EXCULPATION REGARDING DISTRIBUTIONS.

         The Reorganized Debtor, the Disbursing Agent, the Lien Agent and their Representatives from and after the Effective Date, are hereby exculpated by all Persons, holders of Claims and Equity Interests, entities and parties-in-interest receiving Distributions under the Plan from any and all Claims, causes of action and other assertions of liability arising out of the discharge of the powers and duties conferred upon them by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan or applicable law, except solely for actions or omissions arising out of their gross negligence or willful misconduct. No current holder of a Claim or an Equity Interest and no Representative thereof, shall have or pursue any Claim or cause of action (1) against the Reorganized Debtor, the Disbursing Agent, the Lien Agent and their Representatives for making payments or taking any action in accordance with the Plan or for implementing the provisions of the Plan or (2) against any holder of a Claim for receiving or retaining payments or other Distributions as provided for by the Plan.

                                   ARTICLE 12

               PROCEDURES FOR OBJECTIONS TO CLAIMS UNDER THE PLAN

12.1     OBJECTION DEADLINE.

         With respect to proofs of Claim listed on the Court's claims register as of April 1, 2001, objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made by the Effective Date. Unless extended by order of the Bankruptcy Court, objections to Claims listed on the Court's claims register after April 1, 2000, shall be filed with the Bankruptcy Court and served upon the holders of each of said Claims to which objections are made no later than six months after the Effective Date.

12.2     PROSECUTION OF OBJECTIONS.

         On and after the Effective Date, except as the Bankruptcy Court may otherwise order, the filing, litigation, settlement or withdrawal of all objections may be made only by the Reorganized Debtor.

                                   ARTICLE 13

                    PROVISIONS GOVERNING EXECUTORY CONTRACTS
                       AND UNEXPIRED LEASES UNDER THE PLAN

13.1     ASSUMPTION AND REJECTION OF CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED
         LEASES.

         All Executory Contracts not heretofore rejected and to be rejected by the Debtor shall be set forth in a motion to be filed prior to the commencement of testimony on the Confirmation Hearing.

         Except as provided in the Confirmation Order, all Executory Contracts not heretofore rejected or set forth in a motion seeking rejection to be filed prior to the Confirmation Hearing shall be deemed assumed as of the Effective Date. In the event the Effective Date does not occur, the Debtor shall not be deemed to have assumed any Executory Contracts. Confirmation of this Plan shall be deemed (a) adequate assurance of prompt cure of any default under such assumed Executory Contract solely based upon the Debtor's obligations in the Plan to make Cure Payment and (b) adequate assurance of future performance under such assumed Executory Contract.

13.2     BAR TO REJECTION DAMAGES.

         If the rejection of an Executory Contract by the Debtor results in damages to the other party or parties to such Executory Contract, a Claim for such damages, if not heretofore evidenced by a filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtor, the Reorganized Debtor or their respective properties or their agents, successors or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon counsel for the Reorganized

Debtor on or before 30 days after the entry of an order approving the motion seeking the rejection of said Executory Contract.

                                   ARTICLE 14

                            MISCELLANEOUS PROVISIONS

14.1     PAYMENT OF STATUTORY FEES.

         All fees payable pursuant under 28 U.S.C. Section 1930 shall be paid through the entry of a Final Decree in the Chapter 11 Case.

14.2     POST-CONFIRMATION DATE FEES AND EXPENSES OF PROFESSIONALS.

         The Reorganized Debtor shall, in the ordinary course of business and without the necessity for any notice, motion, fee application, or approval by the Bankruptcy Court, pay the post-Confirmation Date reasonable fees and expenses of the Professionals employed by the Reorganized Debtor or the Committee. Any disputes regarding such fees and expenses shall be submitted to the Bankruptcy Court.

14.3     BANKRUPTCY RESTRICTIONS.

         From and after the Effective Date, the Reorganized Debtor shall no longer be subject to the restrictions and controls provided by the Bankruptcy Code or Bankruptcy Rules (e.g., 11 U.S.C. Sections 363, 364, Rule 9019), the Bankruptcy Court, or the U.S. Trustee's guidelines. The Reorganized Debtor may compromise Claims and controversies post-Effective Date without the need of notice or Bankruptcy Court approval. The Reorganized Debtor may operate its business in such manner as is consistent with companies not in bankruptcy without the need of seeking Bankruptcy Court approval with regard to any aspect of the Reorganized Debtor's business. No monthly operating reports will be filed after the Effective Date; however, the Reorganized Debtor shall provide the U.S. Trustee such financial reports as the U.S. Trustee may reasonably request until the entry of a Final Decree.

14.4     BINDING EFFECT.

         The Plan shall be binding upon and inure to the benefit of the Debtor, the Reorganized Debtor, the holders of Claims, the holders of Equity Interests, and all of their respective successors and assigns; provided, however, that if the Plan is not confirmed, the Plan shall be deemed null and void and nothing contained herein shall be deemed (a) to constitute a waiver or release of any Claims by the Debtor or any other person, (b) to prejudice in any manner the rights of the Debtor or any other person or (c) to constitute any admission by the Debtor or any other person.

14.5     GOVERNING LAW.

         Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or the law of the jurisdiction of organization of any entity, the internal laws of the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan or the Chapter 11 Case, including the documents executed pursuant to the Plan; provided, however, any document executed in connection with the Notes Transaction shall be governed by the laws of the jurisdiction set forth therein.

14.6     MODIFICATION OF PLAN.

         Modifications of the Plan may be proposed in writing by the Proponent at any time before the Confirmation Date, provided that (a) the Plan, as modified, meets the requirements of 11 U.S.C. Sections 1122 and 1123 and (b) the Proponent shall have complied with 11 U.S.C. Section 1125. The Plan may be modified at any time after the Confirmation Date and before substantial consummation by the Proponent, provided that (i) the Plan, as modified, meets the requirements of 11 U.S.C. Sections 1122 and 1123, (ii) the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under 11 U.S.C.
Section 1129 and (iii) the circumstances warrant such modifications. A holder of a Claim or Equity Interest that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, such Plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.

14.7     CREDITOR DEFAULTS.

         Any act or omission by a Creditor in contravention of a provision within this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtor may seek to hold the defaulting party in contempt of the Confirmation Order. If such Creditor is found to be in default under the Plan, such party shall pay the reasonable attorneys' fees and costs of the Reorganized Debtor in pursuing such matter. Furthermore, upon the finding of such a default by a Creditor, the Bankruptcy Court may (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Federal Rules of Civil Procedure, Rule 70 or (b) make such other order as may be equitable which does not materially alter the terms of the Plan as confirmed.

14.8     SEVERABILITY.

         Should the Bankruptcy Court determine that any provision of the plan is unenforceable either on its face or as applied to any Claim or Equity Interest or transaction, the Proponent may modify the Plan in accordance with SECTION
14.6 of the Plan so that such provision shall not be applicable to the holder of any Claim or Equity Interest. Such a determination of unenforceability shall not
(1) limit or affect the enforceability and operative effect of any other provision of the Plan or (2) require the resolicitation of any acceptance or rejection of the Plan.

14.9     PREPAYMENT.

         Except as otherwise provided in this Plan or the Confirmation Order, the Debtor or the Reorganized Debtor shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time.

14.10    RELEASE OF LIENS.

         Except as otherwise provided in this Plan or the Confirmation Order, each holder of a Lien shall on the Effective Date (i) turn over and release to the Reorganized Debtor any and all Collateral that secures or purportedly secures such Secured Claim, as it pertains to the properties currently owned or leased by the Debtor or such Lien shall automatically, and without further action by the Debtor or Reorganized Debtor, be deemed released, and (ii) execute such documents and instruments as the Reorganized Debtor requests to evidence such Claim holder's release of such property or Lien. On the Effective Date, all right, title and interest in any and all property of the estate shall vest in the Reorganized Debtor free and clear of all Claims that arose prior to the Confirmation Date, including, without limitation, Liens, escrows, charges, pledges, encumbrances and/or security interests of any kind. No Distribution hereunder shall be made to or on behalf of any Claim holder unless and until such holder executes and delivers to the Debtor or Reorganized Debtor such release of Liens or otherwise turns over and releases such Cash, pledge, or other possessory Lien. It is anticipated that a closing shall be held on the Effective Date and Distributions shall be made to holders of Allowed Secured Claims simultaneously with release of Liens by holders of such Claims. In any event, any such holder that fails to execute and deliver such release of Liens within 90 days of the Effective Date shall be deemed to have no further Claim against the Debtor, the Reorganized Debtor or its assets or property in respect of such Claim and shall not participate in any Distribution hereunder.

14.11    CLOSING THE CASE.

         Upon making Distributions on the Effective Date or such later date as herein provided, the Plan shall be deemed substantially consummated and, upon motion by the Reorganized Debtor, a Final Decree entered containing such provisions as may be equitable. The Court may close the case, but retain jurisdiction to hear and decide: any and all pending adversary proceedings, applications and contested matters, including any remands of appeals; any and all pending objections to Claims or the allowance, including with respect to the classification, priority, estimation or payment of any Claim; and any and all pending Fee Applications.

DATED:   May 9, 2001
         Houston, Texas.

                                       TRI-UNION DEVELOPMENT CORPORATION


                                       By:
                                          --------------------------------------
                                          Richard Bowman, President




                                       SHEINFELD, MALEY & KAY, P.C.


                                       By:
                                          --------------------------------------
                                          Joel P. Kay
                                          Millie A. Sall
                                          Jenny Hyun

                                       ATTORNEYS FOR THE DEBTOR